Exhibit 99.1

FOR IMMEDIATE RELEASE

NBT Bancorp Inc. and Evans Bancorp, Inc.
Announce Strategic Partnership

Merger Will Extend NBT’s Growing Footprint to Western New York,
Bring Next Generation of Community Banking Into Region

NORWICH, NY AND WILLIAMSVILLE, NY (September 9, 2024) – NBT Bancorp Inc. (“NBT”) (NASDAQ: NBTB) and Evans Bancorp, Inc. (“Evans”) (NYSE American: EVBN) today announced they have entered into a definitive agreement pursuant to which Evans will merge with and into NBT. This merger will bring together two highly respected banking companies and extend NBT’s growing footprint into Western New York.

“We are enthusiastic about this opportunity to partner with Evans and are confident it is a high quality and incredibly impactful way to expand NBT’s presence into Western New York,” said NBT President and Chief Executive Officer Scott A. Kingsley. “Adding the greater Buffalo and Rochester communities to the markets served by NBT is a natural geographic extension of our footprint in Upstate New York where we have been very active and successful for nearly 170 years. We share strong community banking values with Evans and look forward to working with their experienced team to build on the relationships they have established with their customers, communities and shareholders.”

The combined organization will have the highest deposit market share in Upstate New York for any bank with assets under $100 billion and will result in a network of over 170 locations from Buffalo, NY to Portland, ME.

NBT’s primary subsidiary, NBT Bank, N.A., has 154 locations in seven northeastern states. With 107 of those locations in Upstate New York, NBT’s banking franchise currently stretches west to east from Syracuse to the Capital District and north to south from Plattsburgh to Binghamton and the Hudson Valley. Evans, headquartered in Williamsville, NY had assets of $2.26 billion as of June 30, 2024, and 18 locations in the Buffalo and Rochester markets.

Pursuant to the merger agreement, NBT will acquire 100% of the outstanding shares of Evans in exchange for common shares of NBT. The exchange ratio will be fixed at 0.91 NBT shares for each share of Evans, resulting in an aggregate transaction value of approximately $236 million based on NBT’s closing stock price of $46.28 on September 6, 2024. The merger was unanimously approved by the Boards of Directors of both companies.

“We are very excited to be joining the NBT family and bringing the next generation of community banking to Buffalo, Rochester and the Finger Lakes,” said David J. Nasca, Evans President and Chief Executive Officer. “We believe this strategic merger offers customers and the communities we serve access to elevated financial products and relationships with a combined organization that has consistently received recognition for delivering outstanding service while creating tremendous value for shareholders. NBT is strongly committed to upholding our relationship-focused approach and providing a significant suite of expanded products, services and capabilities, including technology-enabled solutions, delivered by the professionals our customers and markets have trusted. In NBT we have found a powerful partner that closely mirrors the culture and values that we have operated under throughout our long history.” Mr. Nasca will join the NBT Board of Directors following the merger.

The merger is expected to close in the second quarter of 2025, subject to the satisfaction of customary closing conditions, including approval by the shareholders of Evans and the receipt of required regulatory approvals.

Stephens Inc. served as financial advisor to NBT, and Piper Sandler & Co. served as financial advisor to Evans. Hogan Lovells US LLP served as legal counsel to NBT, Wiggin and Dana LLP served as executive compensation and employee benefits counsel to NBT, and Luse Gorman, PC served as legal counsel to Evans.

Investor Call
NBT will host a conference call at 10:00 a.m. (Eastern) on Tuesday, September 10, 2024, to discuss the combination with Evans. The audio webcast link, along with the corresponding presentation slides, will be available on NBT’s Event Calendar page at https://www.nbtbancorp.com/bn/presentations-events.html#events and will be archived for twelve months.

About NBT Bancorp Inc.
NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $13.50 billion at June 30, 2024. NBT primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 154 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a national benefits administration firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and https://www.nbtbank.com/insurance.

About Evans Bancorp, Inc.
Evans is a financial holding company headquartered in Williamsville, NY, with total assets of $2.26 billion at June 30, 2024. Its primary subsidiary, Evans Bank, N.A., is a full-service community bank with 18 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. More information about Evans is available online at www.evansbancorp.com and www.evansbank.com.

Forward-Looking Statements
This communication contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about NBT and Evans and their industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding NBT’s or Evans’ future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to NBT or Evans, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: (1) the businesses of NBT and Evans may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the shareholders of Evans may fail to approve the merger; (6) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (7) diversion of management’s attention from ongoing business operations and opportunities; (8) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Evans’ operations and those of NBT; (9) such integration may be more difficult, time consuming or costly than expected; (10) revenues following the proposed transaction may be lower than expected; (11) NBT’s and Evans’ success in executing their respective business plans and strategies and managing the risks involved in the foregoing; (12) the dilution caused by NBT’s issuance of additional shares of its capital stock in connection with the proposed transaction; (13) changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; and (14) legislative and regulatory changes. Further information about these and other relevant risks and uncertainties may be found in NBT’s and Evans’ respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2023 and in subsequent filings with the Securities and Exchange Commission (“SEC”).

Forward-looking statements speak only as of the date they are made. NBT and Evans do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Additional Information and Where to Find It
In connection with the proposed transaction, NBT expects to file with the SEC a registration statement on Form S-4 that will include a proxy statement of Evans and a prospectus of NBT (the “proxy statement/prospectus”), which proxy statement/prospectus will be mailed or otherwise disseminated to Evans’ shareholders when it becomes available. NBT and Evans also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NBT, EVANS AND THE PROPOSED TRANSACTION. You may obtain a free copy of the registration statement, including the proxy statement/prospectus (when it becomes available) and other relevant documents filed by NBT and Evans with the SEC, without charge, at the SEC’s website at www.sec.gov. Copies of the documents filed by NBT with the SEC will be available free of charge on NBT’s website at www.nbtbancorp.com or by directing a request to NBT Bancorp Inc., 52 South Broad Street, Norwich, NY 13815, attention: Corporate Secretary, telephone (607) 337-6141. Copies of the documents filed by Evans with the SEC will be available free of charge on Evans’ website at www.evansbancorp.com or by directing a request to Evans Bancorp, Inc., 6460 Main Street, Williamsville, NY 14221, attention: Secretary, telephone (716) 926-2000.

No Offer
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in the Solicitation
NBT AND EVANS AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS AND OTHER MEMBERS OF MANAGEMENT AND EMPLOYEES MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED TRANSACTION. YOU CAN FIND INFORMATION ABOUT NBT’S EXECUTIVE OFFICERS AND DIRECTORS IN NBT’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON APRIL 5, 2024. YOU CAN FIND INFORMATION ABOUT EVANS’ EXECUTIVE OFFICERS AND DIRECTORS IN EVANS’ DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON MARCH 25, 2024. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF SUCH POTENTIAL PARTICIPANTS WILL BE INCLUDED IN THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. YOU MAY OBTAIN FREE COPIES OF THESE DOCUMENTS FROM NBT OR EVANS USING THE SOURCES INDICATED ABOVE.

Contacts	NBT Bancorp Inc.	Evans Bancorp, Inc.
	Scott A. Kingsley President and Chief Executive Officer	David J. Nasca President and Chief Executive Officer
	Annette L. Burns EVP and Chief Financial Officer	John B. Connerton EVP and Chief Financial Officer
	607-337-6589	716-926-2000
Evans Investor Relations Deborah K. Pawlowski, Kei Advisors dpawlowski@keiadvisors.com 716-843-3908